SC 13G#1



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G #1
(Rule 13d-101)

Under the Securities Exchange Act of 1934



CREDITRISKMONITOR.COM INC.
-----------------------------------------------------------
(Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)


225426105
-----------------------------------------------------------
(CUSIP Number)


July 21, 2011
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)









CUSIP No. 225426105

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS, L.P.
		13-3100474
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			494,293
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				494,293
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		494,293
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		6.3%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN
__________________________________________________________

Filing by Santa Monica Partners, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.


CUSIP No. 225426105


1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SMP ASSET MANAGEMENT LLC
                42-1582561
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		DELAWARE
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			   494,293
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				  494,293
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		494,293
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		6.3%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		OO (LLC)
___________________________________________________________

Filing by SMP Asset Management, LLC of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.


CUSIP No. 225426105
___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS II, L.P.
		48-1289758
_______________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			51,327
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				51,327
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		51,327
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.7%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners II, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

CUSIP No. 225426105
___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS ASSET MANAGEMENT, L.P.
		42-1582565
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			51,327
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				51,327
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		51,327
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.7%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners Asset Management, LLC of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

CUSIP No. 225426105


1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		La'Dadande Limited Partnership
		27-1582109
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			1,575
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				1,575
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		1,575
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.02%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________



Filing by La'Dadande Limited Partnership of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.
CUSIP No. 225426105

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		La'Dadande Corp.
		27-1582109
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF			1,575
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				1,575
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		1,575
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.02%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________



Filing by La'Dadande Corp. of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		Humonica Asset Management, LLC
 		27-0320715
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF		14,750
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				14,750
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		14,750
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.2%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________

Filing by Humonica Asset Management, LLC of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

CUSIP No. 225426105

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		LAWRENCE J. GOLDSTEIN
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


			5	SOLE VOTING POWER
NUMBER OF		551,430
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				551,430
			--------------------------------------
			8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		5,810
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
		0.07%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________

Filing by Lawrence J. Goldstein of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

Item 1.

(a) CREDITRISKMONITOR.COM INC.

(b) 704 Executive Blvd., Suite A, Valley College, NY 10989

Item 2.   Identity and Background.

(a) This Statement is being filed by Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners").
SMP Asset Management LLC, a Delaware limited liability company and the general partner of Santa Monica Partners ("SMP Asset Management"); Santa Monica Partners II, L.P.is a Delaware limited partnership ("Santa Monica Partners II");Santa Monica Partners
Asset Management LLC, a Delaware limited liability company and the general partner of Santa Monica Partners II, L.P.("Santa Monica Partners Asset Management"); La'Dadande Limited Partnership is a Delaware limited partnership ("La'Dadande LP");La'Dadande Corp., a New York corporation and the general partner of La'Dadande LP
("La Dadande Corp.") and Humonica Asset Management LLC, a Delaware limited liability company and registered investment advisor ("Humonica"). Lawrence J.Goldstein is an individual investor and the President of Santa Monica Partners and Santa Monica Partners II.
He is also the sole Managing Member of SMP Asset Management, Santa Monica Partners Asset Management, limited partner of La'Dadande LP, the general partner of La'Dadande Corp. and the principal of Humonica.

(b) The principal business address of Santa Monica Partners, SMP Asset Management, Santa Monica Partners II, Santa Monica Partners Asset Management, La'Dadande LP, La'Dadande Corp., Humonica and Lawrence J. Goldstein (collectively, the "Reporting Persons") is 1865 Palmer Avenue, Larchmont, New York 10538.

(c) Santa Monica Partners is a New York limited partnership. SMP Asset Management LLC is a Delaware limited liability company. Santa Monica Partners II is a Delaware limited partnership and Santa Monica Partners Asset Management LLC, is a Delaware limited liability company. La'Dadande LP is a Delaware limited partnership. La'Dadande Corp. is a New York corporation. Humonica is a Delaware limited liability company. Mr. Goldstein is a United States citizen.

(d) Title of Class of Securities: Common Stock

(e) CUSIP: 225426105

Item 3. NA

Item 4. Ownership


Santa Monica Partners, L.P.
(a) Amount beneficially owned: 494,293
 (b) Percent of class: 6.3%%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 494,293
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 494,293
	(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 494,293
 (b) Percent of class: 6.3%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 494,293
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 494,293
	(iv) Shared power to dispose or to direct the disposition of: 0

Santa Monica Partners II, L.P.
(a) Amount beneficially owned: 51,327
 (b) Percent of class: 0.7%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 51,327
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 51,327
	(iv) Shared power to dispose or to direct the disposition of: 0

Santa Monica Partners Asset Management, LLC
(a) Amount beneficially owned: 51,327
 (b) Percent of class: 0.7%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 51,327
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		   to direct the disposition of: 51,327
	(iv) Shared power to dispose or to direct the disposition of: 0

La'Dadande Limited Partnership
(a) Amount beneficially owned: 1,575
 (b) Percent of class: 0.02%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 1,575
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 1,575
	(iv) Shared power to dispose or
		to direct the disposition of: 0

La'Dadande Corp.
(a) Amount beneficially owned: 1,575
 (b) Percent of class: 0.02%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 1,575
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 1,575
	(iv) Shared power to dispose or
		to direct the disposition of: 0

Humonica Asset Management, LLC
(a) Amount beneficially owned: 14,750
 (b) Percent of class: 0.2%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 14,750
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 14,750
	(iv) Shared power to dispose or
		to direct the disposition of: 0

Lawrence J. Goldstein
(a) Amount beneficially owned: 5,810
 (b) Percent of class: 0.07%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 5,310
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or
		to direct the disposition of: 5,310
	(iv) Shared power to dispose or
		to direct the disposition of: 0

Item 5.  Not Applicable

Item 6.  Interest in Securities of the Issuer.

(c) The following is a list of transactions in the Shares made in open market purchases during the past 60 days:

		Amount 		Price per
Date		Bought		Share		Purchaser

6/30/10		500		$5.50		Lawrence J. Goldstein
6/30/10		1,500		$5.00		La'Dadande Limited Partnership

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|


Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 225426105

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 21, 2011
SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President


July 21, 2011
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

July 21, 2011
SANTA MONICA PARTNERS II, L.P.
By: SMP ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

July 21, 2011
SANTA MONICA PARTNERS ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President


July 21, 2011
La'Dadande Limited Partnership

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, Limited Partner

July 21, 2011
La'Dadande Corp.

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, General Partner

July 21, 2011
Humonica Asset Management, LLC

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein, Principal

July 21, 2011


/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein